Exhibit 99.1
CLEAR CHANNEL COMMUNICATIONS COMPLETES SPIN-OFF OF CCE SPINCO, INC.

SAN ANTONIO, December 21, 2005 — Clear Channel Communications, Inc. (NYSE: CCU) today completed the spin-off of its wholly-owned subsidiary CCE Spinco, Inc. as an independent, publicly-traded company. Immediately prior to the spin-off, Clear Channel Communications transferred to CCE Spinco the business currently conducted by its Entertainment Group segment.
Under the terms of the transaction, Clear Channel Communications distributed to the holders of Clear Channel Communications common stock one share of CCE Spinco common stock for every eight shares of Clear Channel Communications common stock outstanding on December 14, 2005, the record date for the distribution. An information statement describing the new company, the procedures by which the distribution was effected and the risks of holding CCE Spinco common stock was mailed to Clear Channel Communications stockholders on or about December 15, 2005. A copy of the information statement is included with the registration statement on Form 10, as amended, filed by CCE Spinco with the Securities and Exchange Commission in connection with the transaction and available at the Commission’s website at http://www.sec.gov.
Holders of Clear Channel Communications common stock on the record date will receive an account statement reflecting their ownership in CCE Spinco, which initially will be in book-entry form. The account statement will include information about how to request a physical stock certificate. Stockholders who hold their shares through brokers or other nominees will have their shares of CCE Spinco common stock credited to their accounts by their nominees or brokers.
“Regular way” trading for Clear Channel Communications common stock, without the right to receive CCE Spinco shares in the distribution, will begin on December 22, 2005 on the New York Stock Exchange under the symbol “CCU.” “Regular way” trading for CCE Spinco also will begin on December 22, 2005 on the New York Stock Exchange under the symbol “LYV.”
As of December 21, 2005, the newly independent company will be known as Live Nation.
After the spin-off, the tax basis of outstanding Clear Channel Communications shares will be allocated between the Clear Channel Communications shares and the CCE Spinco shares received in proportion to their relative fair market values. Clear Channel Communications will provide shareholders who are U.S. taxpayers with information to enable them to compute their tax basis in their Clear Channel Communications and CCE Spinco shares, and with other information necessary to report their receipt of CCE Spinco common stock on their 2005 federal income tax returns as tax-free.
Stockholders with inquiries should contact:
Clear Channel Communications, Inc.
P.O. Box 659512
San Antonio, TX 78265-9512
Attention: Investor Relations
(210) 822-2828